Exhibit 99.1
YETI Reports First Quarter 2026 Results
Net Sales Increased 8%
Raises Lower End of 2026 Sales Outlook Range
Raises 2026 EPS Outlook
Increases Share Repurchase Program to $500 Million

Austin, Texas, May 14, 2026 – YETI Holdings, Inc. (“YETI”) (NYSE: YETI) today announced its financial results for the first quarter ended April 4, 2026.

First Quarter 2026 Highlights

•Sales increased 8%, driven by strong consumer demand across categories and channels
•Wholesale sales grew 19%, delivering our best quarterly performance in over three years
•US sales grew 8%; International sales grew 9%
•Coolers & Equipment sales grew 11%; Drinkware sales grew 5%
•EPS decreased 35% to $0.13; Adjusted EPS decreased 16% to $0.26 from $0.31, inclusive of a $0.09 unfavorable net impact from incremental tariffs
•Increased Share Repurchase Program authorization to $500 million

Update on 2026 Outlook

•Raises the lower end of 2026 sales growth Outlook to new range of 7% to 8%, up from 6% to 8%
•Increases 2026 adjusted operating income margin Outlook to approximately 14.6%, up from 14.4% previously
•Raises 2026 EPS Outlook to $2.83 to $2.89, reflecting 14% to 17% growth, up from $2.77 to $2.83 or 12% to 14% growth previously

Matt Reintjes, President and Chief Executive Officer, commented, “Our first quarter results marked a great start to 2026, building upon and accelerating our momentum from the fourth quarter. YETI saw exceptionally strong US consumer sell-through demand across both Drinkware and Coolers & Equipment. We delivered robust top‑ and bottom‑line execution that was broad‑based across categories and channels. The response to the YETI brand and our continued pace of innovation fueled overall double-digit sales growth in Coolers & Equipment along with a mid-single digit growth in Drinkware, including a return to growth in the US Drinkware business. Overall, our global wholesale channel grew 19% on the back of continued strength in consumer demand and demand from our partners for our expanding innovation. While particularly cautious ordering from our corporate partners across all global regions was a meaningful growth drag in the quarter, our results reflect the strength of our broader Direct-to-consumer channels in both Drinkware and Coolers & Equipment.

Mr. Reintjes continued, “As we look forward, we are driving our strategic growth initiatives reaching new, large audiences of global enthusiasts, delivering core category expansion while scaling proven adjacencies and entering global markets with strong economics. The investments we’ve made over twenty years of building YETI show up in earned, repeatable and disciplined growth supported by innovation, supply chain flexibility, and broadening global capabilities. We are incredibly excited about the opportunities in front of us.”

First Quarter 2026 Results

Sales increased 8% to $380.4 million, driven by broad-based performance across our key product categories and channels.

Sales by Channel
•Wholesale channel sales increased 19% to $183.6 million, driven by strong growth across the US and our international regions, reflecting strong consumer demand.
•Direct-to-consumer (“DTC”) channel sales were flat at $196.8 million. Consumer demand across YETI websites, Amazon Marketplace and YETI retail stores was strong and tracked in line with YETI’s overall growth rate during the quarter. This strength was offset by a decline in global Corporate Sales.

Sales by Category
•Coolers & Equipment sales increased 11% to $156.1 million, primarily driven by strong performance in soft coolers, bags, hard coolers, and cargo, reflecting continued strength across core and expanded categories.
•Drinkware sales increased 5% to $216.9 million, as we saw growth in the US and in our international regions. Drinkware growth was supported by continued innovation in our Drinkware product portfolio, and was unfavorably impacted by a decline in Corporate Sales.
Sales by Region
•US sales increased 8% to $293.1 million, driven by growth in both Coolers & Equipment and Drinkware, reflecting strong consumer demand trends. Demand was robust in the wholesale channel as well as YETI websites, Amazon Marketplace, and YETI retail, partially offset by a decline in Corporate Sales.
•International sales increased 9% to $87.3 million, reflecting strong growth in Europe, as well as growth in Australia and Canada, and continued momentum in Japan. Strong demand in the wholesale channel as well as Amazon Marketplace was partially offset by a decline in Corporate Sales.

Gross profit increased 4% to $210.2 million. Gross margin decreased 210 basis points to 55.3%. The decrease in gross margin included a 280 basis point unfavorable impact from higher tariff costs, as well as lower mix of our DTC channel and Drinkware category. These decreases were partially offset by the favorable impact of foreign currency exchange rates and lower product costs.

Adjusted gross profit increased 4% to $210.2 million. Adjusted gross margin decreased 200 basis points to 55.3%. The decrease in adjusted gross margin included a 280 basis point unfavorable impact from higher tariff costs, as well as lower mix of our DTC channel and Drinkware category. These decreases were partially offset by the favorable impact of foreign currency exchange rates and lower product costs.

Selling, general, and administrative (“SG&A”) expenses increased 10% to $197.8 million. As a percentage of sales, SG&A expenses increased 70 basis points to 52.0%, reflecting growth investments in technology and facilities, and higher employee compensation, including investments in headcount to support our international expansion, partially offset by lower non-cash stock-based compensation.

Adjusted SG&A expenses increased 10% to $183.6 million. As a percentage of sales, adjusted SG&A expenses increased 100 basis points to 48.3%, reflecting growth investments in facilities and technology, and higher employee compensation, including investments in headcount to support our international expansion.

Operating income decreased 43% to $12.4 million, or 3.3% of sales. The operating income margin of 3.3% reflects an approximately 230 basis point unfavorable net impact from incremental tariff costs.

Adjusted operating income decreased 24% to $26.6 million, or 7.0% of sales. The adjusted operating income margin of 7.0% reflects an approximately 230 basis point unfavorable net impact from incremental tariff costs.

Net income decreased 41% to $9.9 million, or 2.6% of sales, compared to $16.6 million, or 4.7% of sales in the prior year quarter. Net income per diluted share decreased 35% to $0.13, compared to $0.20 in the prior year quarter. Net income per diluted share in the current quarter included an unfavorable net impact from incremental tariff costs of approximately $0.09.

Adjusted net income decreased 23% to $19.8 million, or 5.2% of sales, compared to $25.8 million, or 7.3% of sales in the prior year quarter. Adjusted net income per diluted share decreased 16% to $0.26, compared to $0.31 in the prior year quarter. Adjusted net income per diluted share in the current quarter included an unfavorable net impact from incremental tariff costs of approximately $0.09.

Balance Sheet and Liquidity Review

We continued to maintain a strong liquidity position with cash of $127.8 million, total debt, excluding finance leases and unamortized deferred financing fees, of $72.8 million, and our $300 million Revolving Credit Facility remaining undrawn as of the end of the first quarter of 2026.

Inventory decreased 4% to $318.4 million.

Capital Allocation Update

We continue to expect strong free cash flow generation and remain committed to investing in the business to drive sustainable growth and enhance long-term shareholder value through share repurchases.

We are announcing today that our Board of Directors approved an increase to our existing share repurchase program, resulting in $500 million available for the repurchase of shares as of May 14, 2026.

2026 Outlook

Mr. Reintjes concluded, “Our strong first quarter performance reinforces confidence in our full year outlook. Supported by strong demand for innovation, continued growth in both Drinkware and Coolers & Equipment, and international expansion, we are raising the lower end of our full-year sales growth expectations to a new range of 7% to 8% and raising our EPS expectations slightly. In our 20th anniversary year, we are building on a proven foundation, an incredibly strong brand, and significant global addressable opportunity. With a clear focus on our strategic priorities, we remain confident in our ability to drive long‑term growth and profitability, unlocking the full global potential of YETI and driving significant shareholder value.”

For Fiscal 2026 compared to Fiscal 2025, YETI expects:

•Sales to increase between 7% to 8% (versus previous outlook of 6% to 8%);
•Adjusted operating income to increase between 8% to 10% (versus previous outlook of 6% to 8%). This updated outlook does not include the future favorable impact of any potential IEEPA tariff refunds;
•Adjusted operating income as a percentage of sales of approximately 14.6% (versus previous outlook of 14.4%);
•An effective tax rate of approximately 24% (consistent with previous outlook);
•Adjusted net income per diluted share between $2.83 and $2.89 (versus previous outlook of between $2.77 and $2.83, or 12% to 14% growth), reflecting a 14% to 17% increase;
•Diluted weighted average shares outstanding of approximately 76.6 million (consistent with previous outlook). This outlook reflects the impact of $100 million in expected share repurchases in Fiscal 2026;
•Capital expenditures between $60 million and $70 million (consistent with previous outlook), primarily to support investments in technology, new product innovation, and our supply chain; and
•Free cash flow between $200 million and $225 million (consistent with previous outlook).

Conference Call Details
A conference call to discuss the first quarter of 2026 financial results is scheduled for today, May 14, 2026, at 8:00 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial 800-717-1738 (international callers, please dial 646-307-1865) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at http://investors.yeti.com. A replay will be available through Thursday, May 28, 2026 by dialing 844-512-2921 (international callers, 412-317-6671). The accompanying access code for this call is 1172791.

About YETI Holdings, Inc.
Headquartered in Austin, Texas, YETI is a global designer, retailer, and distributor of innovative outdoor products. From coolers and drinkware to bags and apparel, YETI products are built to meet the unique and varying needs of diverse outdoor pursuits, whether in the remote wilderness, at the beach, or anywhere life takes you. By consistently delivering high-performing, exceptional products, we have built a strong following of brand loyalists throughout the world, ranging from serious outdoor enthusiasts to individuals who simply value products of uncompromising quality and design. We have an unwavering commitment to outdoor and recreation communities, and we are relentless in our pursuit of building superior products for people to confidently enjoy life outdoors and beyond. For more information, please visit www.YETI.com.

Non-GAAP Financial Measures
In addition to our results determined in accordance with GAAP, we supplement our results with non-GAAP financial measures, including adjusted gross profit, adjusted gross margin, adjusted SG&A expenses, adjusted operating income, adjusted net income, adjusted net income per diluted share (which we also refer to as adjusted EPS), free cash flow as well as adjusted gross profit, adjusted SG&A expenses, adjusted operating income and adjusted net income as a percentage of net sales.

Our management uses these non-GAAP financial measures in conjunction with GAAP financial measures to measure our profitability and to evaluate our financial performance. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding the underlying operating performance of our business and are appropriate to enhance an overall understanding of our financial performance. These non-GAAP financial measures have limitations as analytical tools in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP. Because of these limitations, these non-GAAP financial measures should be considered along with GAAP financial performance measures. The presentation of these non-GAAP financial measures is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures. A reconciliation of the non-GAAP financial measures to such GAAP measures can be found below.
YETI does not provide a reconciliation of forward-looking non-GAAP to GAAP financial measures because such reconciliations are not available without unreasonable efforts. This is due to the inherent difficulty in forecasting with reasonable certainty certain amounts that are necessary for such reconciliation, including in particular the impacts of realized and unrealized foreign currency gains and losses reported within other expense. For the same reasons, we are unable to forecast with reasonable certainty all deductions and additions needed in order to provide forward-looking GAAP financial measures at this time. The amount of these deductions and additions may be material and, therefore, could result in forward-looking GAAP financial measures being materially different or less than forward-looking non-GAAP financial measures. See “Forward-looking statements” below.

Forward-looking statements
This press release contains ‘‘forward-looking statements’’ within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical or current fact included in this press release are forward-looking statements. Forward-looking statements include statements containing words such as “anticipate,” “assume,” “believe,” “can have,” “contemplate,” “continue,” “could,” “design,” “due,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “likely,” “may,” “might,” “objective,” “plan,” “predict,” “project,” “potential,” “seek,” “should,” “target,” “will,” “would,” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operational performance or other events. For example, all statements made regarding future expectations relating to our growth, innovation, supply chain, and global expansion initiatives, our plans for sustainable global growth, share repurchase plans, future financial performance, capital expenditures, and our expectations for opportunity, growth, and investments, including those set forth in the quotes from YETI’s President and CEO, and the 2026 financial outlook provided herein, constitute forward-looking statements. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that are expected and, therefore, you should not unduly rely on such statements. The risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these forward-looking statements include but are not limited to: (i) economic conditions or consumer confidence in future economic conditions; (ii) our ability to maintain and strengthen our brand and generate and maintain ongoing demand for our products; (iii) our ability to successfully design, develop and market new products; (iv) our ability to effectively manage our growth; (v) our ability to expand into additional consumer markets, and our success in doing so; (vi) the success of our international expansion plans; (vii) our ability to compete effectively in the outdoor and recreation market and protect our brand; (viii) the level of customer spending for our products, which is sensitive to general economic conditions and other factors; (ix) problems with, or loss of, our third-party contract manufacturers and suppliers or an inability to obtain raw materials; (x) fluctuations in the cost and availability of raw materials, equipment, labor, and transportation and subsequent manufacturing delays or increased costs; (xi) adverse changes in international trade policies, tariffs and treaties, including increases in tariff rates and the imposition of additional tariffs; (xii) our ability to accurately forecast demand for our products and our results of operations; (xiii) our relationships with our national, regional, and independent retail partners, who account for a significant portion of our sales; (xiv) risks associated with our direct-to-consumer channel; (xv) substantial fixed costs related to operating retail stores; (xvi) the impact of natural disasters and failures of our information technology on our operations and the operations of our manufacturing partners; (xvii) the integration and use of artificial intelligence; (xviii) our ability to attract and retain skilled personnel and senior management, and to maintain the continued efforts of our management and key employees; (xix) the impact of our indebtedness on our ability to invest in the ongoing needs of our business; and (xx) our ability to successfully execute our share repurchase program and its impact on stockholder value and the volatility of the price of our common stock. For a more extensive list of factors that could materially affect our results, you should read our filings with the United States Securities and Exchange Commission (the “SEC”), including our Annual Report on Form 10-K for the year ended January 3, 2026, as such filings may be amended, supplemented or superseded from time to time by other reports YETI files with the SEC.

These forward-looking statements are made based upon detailed assumptions and reflect management’s current expectations and beliefs. While YETI believes that these assumptions underlying the forward-looking statements are reasonable, YETI cautions that it is very difficult to predict the impact of known factors, and it is impossible for YETI to anticipate all factors that could affect actual results.

The forward-looking statements included here are made only as of the date hereof. YETI undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, or otherwise, except as required by law. Many of the foregoing risks and uncertainties may be exacerbated by the global business and economic environment, including ongoing geopolitical conflicts.

Solely for convenience, certain trademark and service marks referred to in this press release appear without the ® or ™ symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights to these trademarks and service marks.

Investor Relations Contact:
Arvind Bhatia, CFA
Investor.relations@yeti.com

Media Contact:
YETI Holdings, Inc. Media Hotline
Media@yeti.com
* * * * *

YETI HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended
	April 4, 2026	March 29, 2025
Net sales	$380,414	$351,128
Cost of goods sold	170,203	149,406
Gross profit	210,211	201,722
Selling, general, and administrative expenses	197,773	180,051
Operating income	12,438	21,671
Interest (expense) income, net	(1,117)	308
Other income, net	979	1,376
Income before income taxes	12,300	23,355
Income tax expense	(2,449)	(6,746)
Net income	$9,851	$16,609

Net income per share
Basic	$0.13	$0.20
Diluted	$0.13	$0.20

Weighted-average shares outstanding
Basic	75,319	82,598
Diluted	76,747	83,543

YETI HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited) (In thousands)

	April 4, 2026	January 3, 2026	March 29, 2025
ASSETS
Current assets
Cash	$127,791	$188,342	$259,042
Accounts receivable, net	136,023	141,424	120,543
Inventory	318,362	290,611	330,515
Prepaid expenses and other current assets	60,145	39,949	57,116
Total current assets	642,321	660,326	767,216
Property and equipment, net	142,443	142,105	130,576
Operating lease right-of-use assets	127,803	131,531	89,046
Goodwill	72,308	72,308	72,308
Intangible assets, net	223,908	219,791	174,154
Other assets	9,835	9,357	4,566
Total assets	$1,218,618	$1,235,418	$1,237,866

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$146,574	$140,214	$137,586
Accrued expenses and other current liabilities	114,327	135,353	110,050
Taxes payable	10,107	15,897	10,418
Accrued payroll and related costs	14,748	22,659	11,768
Operating lease liabilities	15,189	15,044	20,938
Current maturities of long-term debt	4,678	5,172	6,486
Total current liabilities	305,623	334,339	297,246
Long-term debt, net of current portion	67,373	68,301	71,401
Operating lease liabilities, non-current	137,391	139,945	84,290
Other liabilities	48,304	42,557	20,667
Total liabilities	558,691	585,142	473,604

Stockholders’ Equity
Common stock	907	900	896
Treasury stock, at cost	(602,268)	(602,268)	(301,634)
Additional paid-in capital	471,158	471,770	434,519
Retained earnings	789,363	779,512	630,734
Accumulated other comprehensive gain (loss)	767	362	(253)
Total stockholders’ equity	659,927	650,276	764,262
Total liabilities and stockholders’ equity	$1,218,618	$1,235,418	$1,237,866

YETI HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited) (In thousands)

	Three Months Ended
	April 4, 2026	March 29, 2025
Cash Flows from Operating Activities:
Net income	$9,851	$16,609
Adjustments to reconcile net income to cash provided by (used in) operating activities:
Depreciation and amortization	13,972	13,152
Amortization of deferred financing fees	159	161
Stock-based compensation	9,401	10,144
Deferred income taxes	4,799	5,708
Impairment of long-lived assets	973	—
Product recalls	477	—
Other	959	(3,612)
Changes in operating assets and liabilities:
Accounts receivable	6,217	170
Inventory	(26,901)	(20,220)
Other current assets	(20,136)	(11,960)
Accounts payable and accrued expenses	(28,363)	(63,009)
Taxes payable	(5,763)	(27,783)
Other	1,706	344
Net cash used in operating activities	(32,649)	(80,296)
Cash Flows from Investing Activities:
Purchases of property and equipment	(11,119)	(8,901)
Additions of intangibles, net	(3,408)	(6,609)
Net cash used in investing activities	(14,527)	(15,510)
Cash Flows from Financing Activities:
Repayments of long-term debt	(1,055)	(1,055)
Taxes paid in connection with employee stock transactions	(10,006)	(1,542)
Payments of finance lease obligations	(527)	(3,874)
Net cash used in financing activities	(11,588)	(6,471)
Effect of exchange rate changes on cash	(1,787)	2,524
Net decrease in cash	(60,551)	(99,753)
Cash, beginning of period	188,342	358,795
Cash, end of period	$127,791	$259,042

YETI HOLDINGS, INC.
Supplemental Financial Information
Disaggregated Net Sales
(Unaudited) (In thousands)

	Three Months Ended
	April 4, 2026	March 29, 2025
Net Sales by Channel
Wholesale	$183,595	$154,912
Direct-to-consumer	196,819	196,216
Total net sales	$380,414	$351,128

Net Sale by Category
Coolers & Equipment	$156,101	$140,217
Drinkware	216,905	205,601
Other	7,408	5,310
Total net sales	$380,414	$351,128

Net Sales by Geographic Region
United States	$293,086	$271,275
International	87,328	79,853
Total net sales	$380,414	$351,128

YETI HOLDINGS, INC.
Supplemental Financial Information
Reconciliation of GAAP to Non-GAAP Financial Information
(Unaudited) (In thousands)

	Three Months Ended
	April 4, 2026	March 29, 2025
Gross profit	$210,211	$201,722
Transition costs(1)	—	(395)
Adjusted gross profit	$210,211	$201,327

Selling, general, and administrative expenses	$197,773	$180,051
Non-cash stock-based compensation expense	(9,401)	(10,144)
Long-lived asset impairment	(973)	—
Organizational realignment costs(2)	(764)	(994)
Stockholder matters(3)	(1,700)	(2,760)
Executive transition costs(4)	(599)	—
Technology transformation costs(5)	(758)	—
Adjusted selling, general, and administrative expenses	$183,578	$166,153

Net sales	$380,414	$351,128

Gross margin	55.3%	57.4%
Adjusted gross margin	55.3%	57.3%
SG&A expenses as a % of net sales	52.0%	51.3%
Adjusted SG&A expenses as a % of net sales	48.3%	47.3%
_________________________
(1)Represents a favorable true-up of estimated disposal costs in connection with the acquisition of Mystery Ranch, LLC.
(2)Represents employee severance costs in connection with strategic organizational realignments.
(3)Represents advisory and legal fees related to a stockholder matter that resulted in a cooperation agreement signed in March 2025 and its subsequent expiration in 2026.
(4)Represents severance costs related to the departure of our former Chief Financial Officer.
(5)Represents third-party consulting fees related to certain initiatives to optimize and enhance our technology infrastructure. These expenses represent non-recurring incremental costs above the normal ongoing level of spending on technology to support operations.

YETI HOLDINGS, INC.
Supplemental Financial Information
Reconciliation of GAAP to Non-GAAP Financial Information
(Unaudited) (In thousands, except per share amounts)

	Three Months Ended
	April 4, 2026	March 29, 2025
Operating income	$12,438	$21,671
Adjustments:
Non-cash stock-based compensation expense(1)	9,401	10,144
Long-lived asset impairment(1)	973	—
Organizational realignment costs(1)(2)	764	994
Transition costs(3)	—	(395)
Shareholder matters(1)(4)	1,700	2,760
Executive transition costs(1)(5)	599	—
Technology transformation costs(1)(6)	758	—
Adjusted operating income	$26,633	$35,174

Net income	$9,851	$16,609
Adjustments:
Non-cash stock-based compensation expense(1)	9,401	10,144
Long-lived asset impairment(1)	973	—
Organizational realignment costs(1)(2)	764	994
Transition costs(3)	—	(395)
Shareholder matters(1)(4)	1,700	2,760
Executive transition costs(1)(5)	599	—
Technology transformation costs(1)(6)	758	—
Other income, net(7)	(979)	(1,376)
Tax impact of adjusting items(8)	(3,238)	(2,971)
Adjusted net income	$19,829	$25,765

Net sales	$380,414	$351,128

Operating income as a % of net sales	3.3%	6.2%
Adjusted operating income as a % of net sales	7.0%	10.0%

Net income as a % of net sales	2.6%	4.7%
Adjusted net income as a % of net sales	5.2%	7.3%

Net income per diluted share	$0.13	$0.20
Adjusted net income per diluted share	$0.26	$0.31

Weighted average shares outstanding used to compute adjusted net income per diluted share	76,747	83,543
_________________________
(1)These costs are reported in SG&A expenses.
(2)Represents employee severance costs in connection with strategic organizational realignments.
(3)Represents a favorable true-up of estimated disposal costs in connection with the acquisition of Mystery Ranch, LLC.
(4)Represents advisory and legal fees related to a stockholder matter that resulted in a cooperation agreement signed in March 2025 and its subsequent expiration in 2026.
(5)Represents severance costs related to the departure of our former Chief Financial Officer.
(6)Represents third-party consulting fees related to certain initiatives to optimize and enhance our technology infrastructure. These expenses represent non-recurring incremental costs above the normal ongoing level of spending on technology to support operations.
(7)Other (income) expense, net substantially consists of realized and unrealized foreign currency gains and losses on intercompany balances that arise in the ordinary course of business.

(8)Represents the tax impact of adjustments calculated at an expected statutory tax rate of 24.5% for each of the three months ended April 4, 2026 and March 29, 2025.

YETI HOLDINGS, INC.
Supplemental Financial Information
Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited) (In thousands)

	Three Months Ended
	April 4, 2026	March 29, 2025
Net cash used in operating activities	$(32,649)	$(80,296)
Less: Purchases of property and equipment	(11,119)	(8,901)
Free cash flow	$(43,768)	$(89,197)